[GRAPHIC OMITTED] [MARCUS CORPORATION LOGO]

                                                                    EXHIBIT 99.1
                                                                    NEWS RELEASE
THE MARCUS CORPORATION
100 EAST WISCONSIN AVENUE, SUITE 1900
MILWAUKEE, WISCONSIN 53202-4125
TELEPHONE:  (414)905-1000                   For additional information, contact:
FAX:  (414)905-2669                         Douglas A. Neis
A NYSE company                              (414)905-1100


                THE MARCUS CORPORATION REPORTS YEAR-END RESULTS
                -----------------------------------------------
    Total revenues increase in all three divisions; operating income up 4.1%

Milwaukee, Wis., July 24, 2003.....The Marcus Corporation (NYSE: MCS) today reported results for the fourth quarter and fiscal year ended May 29, 2003, highlighted by increased revenues and operating income for the year.

Total revenues for the fourth quarter of fiscal 2003 were $96,565,000, compared to revenues of $101,557,000 for the same period in the prior year. Operating income was $8,728,000 for the fourth quarter of fiscal 2003, compared to operating income of $10,664,000 for the comparable prior period. Net earnings were $2,682,000 or $0.09 per diluted share for the fourth quarter of fiscal 2003, compared to net earnings of $4,292,000 or $0.14 per diluted share for the same period in the prior year.

For fiscal 2003, total revenues were $396,915,000, up 1.8% from revenues of $389,833,000 in fiscal 2002. Operating income increased 4.1% to $49,385,000 in fiscal 2003, from operating income of $47,458,000 in the prior year. Earnings from continuing operations were $19,307,000 or $0.66 per diluted share and net earnings were $20,556,000 or $0.70 per diluted share in fiscal 2003, compared to earnings from continuing operations and net earnings of $22,460,000 or $0.76 per diluted share in fiscal 2002. Continuing operations include The Marcus Corporation's limited-service lodging, theatre and hotels and resorts divisions.

"Fiscal 2003 was a year of many achievements. Revenues were up in all three of our divisions and the strong year-over-year performance of Marcus Theatres and Marcus Hotels and Resorts contributed to the 4.1% increase in operating income for the year. Excluding investment losses in fiscal 2003 and the impact of favorable historic tax credits in fiscal 2002, we would have exceeded last year's earnings per share," said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

The company's fiscal 2003 results include a pre-tax investment loss of $2.6 million or $0.05 per diluted share related to loans to and investments in joint ventures. "We have a limited number of joint ventures and our

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exposure to additional losses from these joint ventures is not significant,"
said Marcus. He also noted that historic tax credits favorably impacted net earnings for fiscal 2002 by $2.6 million or $0.09 per share.

Marcus Theatres reported another year of record revenues and operating income. Both box office and concession revenues also reached new highs. "Marcus Theatres had another strong performance in fiscal 2003, despite a fourth quarter that, as good as it was, still fell short of the same period last year. The division's operating income for the fourth quarter of fiscal 2003 was the second highest in its history, however, with hit movies including The Matrix Reloaded, X2: X-Men United and Anger Management. Unfortunately, these hits simply could not beat the blockbuster movies of the fourth quarter of fiscal 2002 which included Spider-Man, Star Wars: Attack of the Clones and Ice Age," said Marcus. "And while it has been generally accepted that the war in Iraq negatively impacted the lodging industry and our lodging businesses in the fourth quarter, it is also likely that the television coverage of the war had an adverse impact on our theatre business during this same period."

Marcus said the division's fiscal 2003 results benefited from a particularly strong slate of movies with broad audience appeal throughout the summer and the busy holiday season. Top-grossing pictures for the year were Lord of the Rings:
The Two Towers, Harry Potter and the Chamber of Secrets, My Big Fat Greek Wedding, Signs and Austin Powers in Goldmember.

"The current summer movie season got off to a good start with films such as Bruce Almighty and Finding Nemo performing well. Although ticket sales declined in late June and early July, strong performances from Terminator 3: Rise of the Machines, Pirates of the Caribbean: The Curse of the Black Pearl, and last week's Bad Boys II have re-energized the box office. With films including Seabiscuit, American Pie 3: American Wedding and Freaky Friday still to come this summer and a projected strong fall and holiday line-up, including the next Matrix and Lord of the Rings films, the future for our theatre division continues to be bright," said Marcus.

Looking at the company's lodging businesses, Marcus Hotels and Resorts achieved increased revenues and significantly improved operating income in fiscal 2003, despite what continues to be a challenging period for the lodging industry overall. Marcus said improved performance at the company's newest properties and its two Milwaukee hotels contributed to the higher results for the year.

"Leisure travel remains strong, but the slow rebound in group and business travel continues to impact our results. We are pleased that we continued to perform equal to or better than others in the full-service segment of the

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lodging industry, with revenue per available room (RevPAR) down only 0.5% and our average daily rate actually up slightly for the year, in spite of significant pricing pressures. Our advance bookings are encouraging and we look forward to opportunities for further improvement in the year ahead," said Marcus.

Marcus said the division completed renovations and expansions at the Pfister Hotel in Milwaukee and the Grand Geneva Resort & Spa in Lake Geneva, Wisconsin, in fiscal 2003. "We are also pleased with the customer response to our Marcus Vacation Club condominiums at the Grand Geneva. All 30 units in the first three buildings have been sold and we recently completed construction on an additional 32 units that are now being marketed to prospective purchasers," said Marcus.

Increased visibility, enhanced sales and marketing programs and effective use of e-commerce distribution channels helped Baymont Inns & Suites increase occupancy and market share in fiscal 2003. RevPAR increased 2.6% for the year, outperforming the mid-price limited-service lodging segment as a whole. "Although reduced business travel and a very competitive pricing environment have continued to impact our overall operating results, the division's marketing strategies have introduced many new guests to the Baymont Inns & Suites brand. We believe this will benefit us over the long term as these new guests experience our outstanding service and excellent value and become loyal customers for years to come," said Marcus.

Marcus noted that Baymont Inns' Guest Ovations(TM) frequent stay program continues to grow, with over 250,000 members at year end. The program contributed 25% of the division's revenues in fiscal 2003.

"In fiscal 2003, we continued to invest in our properties to keep them fresh and new and to be ready to benefit as the economy improves. We also further strengthened our balance sheet as a result of our strong operating cash flow and reduced capital spending. This is evidenced by our year-end debt-to-capitalization ratio of under 43%, the lowest in five years," said Marcus.

"Our investments in the year ahead will be focused on enhancing our existing facilities, strengthening our brands and selectively expanding our asset base. We believe we are well positioned for future long-term growth," he added.

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Marcus Corporation management will host a conference call today, July 24, 2003, at 3:00 p.m. Central/4:00 p.m. Eastern time to discuss the fourth quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company's Web site: www.marcuscorp.com, or by dialing 1-913-981-5560. Listeners should dial in to the call at least 5 - 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through Thursday, July 31, 2003 on the company's Web site or by dialing 1-888-203-1112 and entering the passcode 388364.

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The company's limited-service lodging division operates or franchises 182 Baymont Inns & Suites in 31 states, seven Woodfield Suites in Illinois, Wisconsin, Colorado, Ohio and Texas and one Budgetel Inn in Wisconsin. Marcus Theatres owns or manages 488 screens at 46 locations in Wisconsin, Ohio, Illinois and Minnesota, and one family entertainment center in Wisconsin. Marcus Hotels and Resorts owns or manages 11 hotels and resorts in Wisconsin, California, Minnesota, Missouri and Texas, and one vacation club in Wisconsin. For more information, visit the company's Web site at www.marcuscorp.com.

Certain matters discussed in this news release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as we "believe," "anticipate," "expect" or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause results to differ materially from those expected, including, but not limited to, the following: (i) our ability to successfully define and build the Baymont brand within the "limited-service, mid-price without food and beverage" segment of the lodging industry; (ii) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division; (iii) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (iv) the effects of adverse economic conditions in our markets, particularly with respect to our limited-service lodging and hotels and resorts divisions; (v) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (vi) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (vii) the effects of competitive conditions in the markets served by us; (viii) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (ix) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States' responses thereto and subsequent related hostilities, including the current war with Iraq. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this news release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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                             THE MARCUS CORPORATION
                       Consolidated Statements of Earnings
                      (in thousands, except per share data)


                                                        13 Weeks Ended                         52 Weeks Ended
                                                        --------------                         --------------
                                               May 29, 2003        May 30, 2002        May 29, 2003       May 30, 2002
                                               ------------        ------------        ------------       ------------
                                               (Unaudited)         (Unaudited)         (Unaudited)
Revenues:
    Rooms and telephone.....................     $ 42,896            $ 43,913           $  172,002         $ 170,332
    Theatre admissions......................       22,074              24,886               98,811            96,502
    Theatre concessions.....................       10,170              12,063               45,590            45,332
    Food and beverage.......................        7,673               8,367               33,487            31,812
    Other income............................       13,752              12,328               47,025            45,855
                                                 --------            --------           ----------          --------
Total revenues..............................       96,565             101,557              396,915           389,833

Costs and expenses:
    Rooms and telephone.....................       20,932              21,392               79,816            79,359
    Theatre operations......................       17,672              19,824               76,371            73,401
    Theatre concessions.....................        2,273               2,597               10,198            10,370
    Food and beverage.......................        6,542               6,953               26,465            25,995
    Advertising and marketing...............        8,078               7,510               29,517            27,220
    Administrative..........................       10,414              11,142               40,781            39,963
    Depreciation and amortization...........       11,253              11,491               45,365            44,887
    Rent....................................          562                 804                2,407             2,958
    Property taxes..........................        3,840               3,915               15,204            16,339
    Pre-opening expenses....................           39                  51                   60             1,143
    Other operating expenses................        6,232               5,214               21,346            20,740
                                                 --------            --------           ----------          --------
Total costs and expenses....................       87,837              90,893              347,530           342,375
                                                 --------            --------           ----------          --------
Operating income............................        8,728              10,664               49,385            47,458

Other income (expense):
    Investment income (loss)................          184                 805                 (158)            2,353
    Interest expense........................       (4,536)             (4,838)             (19,642)          (18,807)
    Gain (loss) on disposition of property,
        equipment and investments in joint
        ventures............................         (748)                531                2,111             2,496
                                                 --------            --------           ----------          --------
                                                   (5,100)             (3,502)             (17,689)          (13,958)
                                                 --------            --------           ----------          --------
Earnings from continuing operations
    before income taxes.....................        3,628               7,162               31,696            33,500
Income taxes...............................           979               2,870               12,389            11,040
                                                 --------            --------           ----------          --------
Earnings from continuing operations.........        2,649               4,292               19,307            22,460

Discontinued operations:
    Income from discontinued operations,
       net of applicable income taxes                  33                  --                1,249                --
                                                 --------            --------           ----------          --------
Net earnings................................     $  2,682            $  4,292           $   20,556          $ 22,460
                                                 ========            ========           ==========          ========
Earnings per share - basic:
    Continuing operations...................     $   0.09            $   0.15           $     0.66          $   0.77
    Discontinued operations.................         0.00                 --                  0.04               --
                                                 --------            --------           ----------          --------
    Net earnings per share..................     $   0.09            $   0.15           $     0.70          $   0.77
                                                 ========            ========           ==========          ========
Earnings per share - diluted:
    Continuing operations...................     $   0.09            $   0.14           $     0.66          $   0.76
    Discontinued operations.................         0.00                 --                  0.04                --
                                                 --------            --------           ----------          --------
    Net earnings per share..................     $   0.09            $   0.14           $     0.70          $   0.76
                                                 ========            ========           ==========          ========
Weighted average shares outstanding:
    Basic...................................       29,457              29,307               29,388            29,245
    Diluted.................................       29,597              29,646               29,549            29,470

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                             THE MARCUS CORPORATION
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                                       May 29, 2003                 May 30, 2002
                                                                       ------------                 ------------
                                                                       (Unaudited)
Assets:
      Cash and cash equivalents................................        $    6,039                   $     5,614
      Accounts and notes receivables...........................            29,685                        19,804
      Refundable income taxes..................................             4,032                         4,947
      Real estate and development costs........................             5,338                         2,532
      Other current assets.....................................             5,771                         4,512
      Property and equipment - net.............................           655,803                       683,639
      Other assets.............................................            48,789                        53,738
                                                                       ----------                   -----------
Total Assets...................................................        $  755,457                   $   774,786
                                                                       ==========                   ===========

Liabilities and Shareholders' Equity:
      Accounts and notes payable...............................        $   22,188                   $    20,708
      Taxes other than income taxes............................            13,682                        13,947
      Other current liabilities................................            18,110                        17,820
      Current maturities of long-term debt.....................            72,906                        20,777
      Long-term debt...........................................           203,307                       299,761
      Deferred income taxes....................................            38,768                        36,529
      Deferred compensation and other..........................            16,596                        11,176
      Shareholders' equity.....................................           369,900                       354,068
                                                                       ----------                   -----------
Total Liabilities and Shareholders' Equity.....................        $  755,457                   $   774,786
                                                                       ==========                   ===========

                             THE MARCUS CORPORATION
                    Business Segment Information (Unaudited)
                                 (in thousands)

                                       Limited-
                                        Service                      Hotels/      Corporate
                                       Lodging       Theatres        Resorts        Items             Total
                                       -------       --------        -------        -----             -----
13 Weeks Ended May 29, 2003
Revenues                              $  31,875      $  34,158       $  30,240       $   292         $  96,565
Operating income (loss)                   1,682          7,746             935        (1,635)            8,728

13 Weeks Ended May 30, 2002
Revenues                              $  31,803      $  39,063       $  30,153       $   538         $ 101,557
Operating income (loss)                   2,003          9,184           1,305        (1,828)           10,664

52 Weeks Ended May 29, 2003
Revenues                              $ 126,612      $ 150,383       $ 118,490       $ 1,430         $ 396,915
Operating income (loss)                  11,523         36,162           8,820        (7,120)           49,385

52 Weeks Ended May 30, 2002
Revenues                              $ 125,711      $ 147,311       $ 114,914       $ 1,897         $ 389,833
Operating income (loss)                  13,509         34,682           6,263        (6,996)           47,458

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.

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